UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 27, 2006
Diebold, Incorporated

(Exact name of registrant as specified in its charter)

Ohio	1-4879	34-0183970

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5995 Mayfair Road, P.O. Box 3077,
North Canton, Ohio		44720-8077

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(330) 490-4000
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On November 27, 2006, Diebold, Incorporated (the “Company”) entered into a letter agreement and a term note (collectively, the “Loan Documents”) with PNC Bank, National Association (“PNC”) documenting a $100.0 million term loan from PNC to the Company (the “Term Loan”). The Term Loan matures on December 27, 2006. Interest accrues on principal amounts outstanding under the Term Loan at a rate equal to either, at the Company’s option, (a) LIBOR plus 0.75% or (b) a base rate. The proceeds of the Term Loan will be used in the consummation of certain internal corporate restructurings. Amounts owed under the Loan Documents may be accelerated upon the occurrence of various events of default customary to financings of this type.
     Additionally on November 27, 2006, the Company entered into a Fourth Amendment to Loan Agreement (the “Amendment”), which amends the Amended and Restated Loan Agreement, dated as of April 30, 2003, among the Company, certain subsidiaries of the Company, JPMorgan Chase Bank, N.A., and the other lenders party thereto, as amended by the first, second and third amendments thereto (the “Credit Agreement”). Pursuant to the Amendment, the Company may consummate the corporate restructurings referenced above without resort to various negative covenant baskets, thus retaining greater flexibility under the Credit Agreement.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The disclosure under Item 1.01 of this Current Report on Form 8-K relating to the Term Loan is incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: November 30, 2006

DIEBOLD, INCORPORATED

By	/s/ Kevin J. Krakora

	Name: Title:	Kevin J. Krakora Executive Vice President and Chief Financial Officer